EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Republic Services, Inc. for the registration of $275,674,000 of its 6.086% Notes due 2035 and to the incorporation by reference therein of our reports dated February 24, 2005, with respect to the consolidated financial statements and schedules of Republic Services, Inc., Republic Services, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Republic Services, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Fort Lauderdale, Florida
May 27, 2005